Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
FOR IMMEDIATE RELEASE	OTCQX: SHWZ

MULTI-STATE CANNABIS OPERATOR, SCHWAZZE, PROMOTES

NIRUP KRISHNAMURTHY TO CHIEF EXECUTIVE OFFICER

DENVER, CO – May 31, 2023 – Medicine Man Technologies, Inc., operating as Schwazze, (OTCQX: SHWZ) (NEO: SHWZ) ("Schwazze" or the “Company"), is pleased to announce the promotion of its President, Nirup Krishnamurthy, to the role of Chief Executive Officer. Justin Dye – the company’s former Chief Executive Officer and Executive Chairman – will continue to lead the Board of Directors (the “Board”) as its non-executive Chairman.

This appointment is part of a succession planning process that began nearly a year ago when Justin Dye, the CEO and Executive Chairman, informed the Board of his desire to transition into a Chairman role. Nirup was handpicked by Justin as his successor with the full support of the Company’s Board and was promoted to President of Schwazze in October of 2022 to enable the transition. Over the past eight months, Justin has worked with Nirup to successfully transition daily operations. As President, Nirup has been steering the Company’s day-to-day operations, spearheading the Colorado and New Mexico growth initiatives, driving efficiencies to further enhance margins, and bolstering the Schwazze team.

Nirup joined Schwazze in 2020 when there were less than 20 employees and has played a pivotal role in helping to build the Company to the leading player in its region with $170mm of revenue, $59 million of EBITDA, and over 725 employees today. He brings more than 30 years of experience in operations, M&A, innovation, and technology at Fortune 500 companies. Nirup previously held C-level transformational roles with United Airlines, Northern Trust Bank, and the national grocery retailer A&P. He holds a bachelor’s degree in mechanical engineering and a doctorate in Industrial Engineering from State University of New York, Buffalo.

Justin Dye, Chairman stated: “I am very pleased to announce Nirup’s appointment as the Chief Executive Officer of Schwazze. Nirup has delivered results and been a strong leader for the Company. There will be continuity of strategy under Nirup’s leadership, which I am confident will result in our continued growth. On behalf of Schwazze’s Board of Directors, we look forward to supporting Nirup and the team in our drive to become the most admired cannabis company in the industry. I also plan to do everything I can as non-executive Chairman of the Board of Directors to maximize shareholder value at Schwazze.”

“Over the past four years, Justin’s vision and leadership has transformed Schwazze into one of the best cannabis operators in the industry. His passion for the business has motivated me and the management team to thrive under tough conditions. In my capacity as CEO, I look forward to leading and supporting the Schwazze team members as they strive to deliver value to our customers, employees, and shareholders”, said Nirup Krishnamurthy, CEO. “Our strategic vision will continue to center around going deep in our current markets of Colorado and New Mexico, while exploring the potential to add a small number of select markets in the future. High-quality product assortment coupled with great customer service will remain the foundation of our retail philosophy, and we will continue to invest in our own house of brands and pursue responsible M&A.”

Since April 2020, Schwazze has acquired, opened, or announced the planned acquisition of 60 cannabis retail dispensaries (bannered as Star Buds, Emerald Fields, R. Greenleaf, Standing Akimbo, and Everest) as well as eight cultivation facilities and three manufacturing plants across Colorado and New Mexico. In May 2021, Schwazze launched its Biosciences division, and in August 2021 it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ) (NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition.

Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit www.Schwazze.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors

Joanne Jobin

Investor Relations

Joanne.jobin@schwazze.com

647.964.0292

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